As Filed with the Securities and Exchange Commission on July 8, 2002
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAFLINK CORPORATION
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	95-4346070
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No. )

11911 N.E. 1st Street
Suite B-304
Bellevue, WA 98005-3032
(425) 278-1100
(Address of Registrant’s Principal Executive Offices, including Zip Code)

SAFLINK CORPORATION
2000 STOCK INCENTIVE PLAN, AS AMENDED
VARIOUS NON-PLAN OPTIONS GRANTED BY REGISTRANT
(Full Title of the Plan)

Glenn L. Argenbright
Chief Executive Officer
SAFLINK Corporation
11911 N.E. 1st Street
Suite B-304
Bellevue, WA 98005-3032
(425) 278-1100
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Jon C. Engman Chief Financial Officer SAFLINK Corporation 11911 N.E. 1st Street, Suite B-304 Bellevue, WA 98005-3032 Telephone: (425) 278-1100 Facsimile: (425) 278-1299	W. Michael Hutchings, Esq. Gray Cary Ware & Freidenrich LLP 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104- Telephone: (206) 839-4800 Facsimile: (206) 839-4801

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

2000 Stock Incentive Plan

Common stock, par value $0.01 per share	623,244	$1.70	$1,059,515	$97.48
Common stock, par value $0.01 per share	1,519,613	$2.25	$3,419,129	$314.56

Various Non-plan Options

Common stock, par value $0.01 per share	4,126,042	$1.10	$4,538,646	$417.56

(1)	The securities to be registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416(a), this registration statement also covers additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions.
(3)
Estimated solely for purposes of determining the registration fee. Pursuant to Rule 457(h), as to shares subject to outstanding but unexercised options under the 2000 Stock Incentive Plan and the Various Non-plan Options, the registration fee is computed on the basis of the weighted average exercise price of the outstanding options. As to the remaining shares under the 2000 Stock Incentive Plan, the registration fee is computed on the basis of the average of the high and low sales prices of the Common Stock of SAFLINK Corporation as reported on the OTC Electronic Bulletin Board on July 1, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

SAFLINK Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)  The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal period ended December 31, 2001 as filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2002 (as amended on Form 10-K/A filed on April 30, 2002).

(b)  All other reports filed pursuant to Section13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)  The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the SEC on December 6, 1991, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold, or deregistering all securities then remaining unsold thereunder, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

The class of securities to be offered hereunder is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

See Exhibit Index.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post–effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.    Pursuant to the requirements of the Securities Act of 1933, as amended, SAFLINK Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, in the State of Washington, on this 8th day of July, 2002.

SAFLINK CORPORATION

By:	/s/ GLENN L. ARGENBRIGHT
Glenn L. Argenbright President and Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of SAFLINK Corporation, do hereby severally constitute and appoint Glenn L. Argenbright and Jon C. Engman, and each of them, our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which each of said attorney and agent may deem necessary or advisable to enable SAFLINK Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 relating to the registration of the Company’s securities, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, this registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that each of said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

By: /s/ GLENN L. ARGENBRIGHT	Dated: July 8, 2002
Glenn L. Argenbright Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

By: /s/ JON C. ENGMAN	Dated: July 8, 2002
Jon C. Engman Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By: /s/ FRANK M. DEVINE	Dated: July 8, 2002
Frank M. Devine Director

By: /s/ STEVEN M. OYER	Dated: July 8, 2002
Steven M. Oyer Director

By: /s/ ROBERT SMIBERT	Dated: July 8, 2002
Robert Smibert Director

EXHIBIT INDEX

Exhibit	Document

4.1
Certificate of Incorporation of The National Registry Inc. is incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

4.2
Certificate of Amendment to the Certificate Incorporation of The National Registry Inc. is incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1999.

4.3
Certificate of Amendment of Certificate of Incorporation of SAFLINK Corporation is incorporated by reference to Exhibit 3.1.4 to the Company’s Annual Report on Form 10–K405 filed with the Securities and Exchange Commission on April 17, 2001.

4.4
Certificate of Amendment to Certificate of Incorporation of SAFLINK Corporation is incorporated by reference to Exhibit 3.1.8 to the Company’s Registration Statement on Form S–1/A filed with the Securities and Exchange Commission on November 7, 2001.

4.5
Certificate of Amendment to Certificate of Incorporation of SAFLINK Corporation is incorporated by reference to Exhibit 3.1.9 to the Company’s Registration Statement on Form S–1/A filed with the Securities and Exchange Commission on December 10, 2001.

4.6	Bylaws of The National Registry Inc. is incorporated by reference to Exhibit 3.11 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

5	Opinion regarding legality.

23.1	Consent of Counsel (contained in Exhibit 5).

23.2	Consent of KPMG LLP, Independent Auditors.

23.3	Consent of Ernst & Young LLP.

24	Power of Attorney (included in signature page).